                                                          Filed pursuant to
                                                          Rule 424(b)(2)
                                                          File Nos. 333-66015
                                                          and 333-47110

PROSPECTUS SUPPLEMENT
DECEMBER 15, 2000
(TO PROSPECTUS DATED OCTOBER 18, 2000)

                                                            BALTIMORE GAS AND ELECTRIC COMPANY
[LOGO]                                                                  39 W. LEXINGTON STREET
                                                                     BALTIMORE, MARYLAND 21201
                                                                               (410) 234-5000

                                  $173,000,000

                       BALTIMORE GAS AND ELECTRIC COMPANY

        6.75% REMARKETABLE OR REDEEMABLE SECURITIES (ROARS(SM)) DUE 2012
                     (REMARKETING DATE: DECEMBER 15, 2002)

                               ------------------

    The ROARS will bear interest at the rate of 6.75% per year from their date of issuance to but excluding December 15, 2002, which is the first Remarketing Date, and then at a fixed or floating rate. Interest on the ROARS is payable on June 15 and December 15 of each year, beginning on June 15, 2001 and continuing to December 15, 2002, and then at the intervals as described herein. On any Remarketing Date, the ROARS will either be mandatorily tendered to and purchased by Banc of America Securities LLC and Lehman Brothers Inc., as Remarketing Dealers, or mandatorily redeemed by us. If purchased by the Remarketing Dealers, the ROARS will bear interest from the Remarketing Date at a rate to be determined as described herein. The ROARS will mature on December 15, 2012 unless extended to the tenth anniversary of the Fixed Rate Remarketing Date which shall be no later than December 15, 2013. We may redeem all of the ROARS on any Remarketing Date and at anytime after the Fixed Rate Remarketing Date.

    The ROARS will not be listed on any national securities exchange.

    WE URGE YOU TO CAREFULLY READ THIS PROSPECTUS SUPPLEMENT WHICH DESCRIBES THE SPECIFIC TERMS OF THE OFFERING AND ACCOMPANYING PROSPECTUS BEFORE YOU MAKE YOUR INVESTMENT DECISION.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

                                                              PER ROARS      TOTAL
                                                              ---------   ------------
Price to Public (1).........................................   100.00%    $173,000,000
Underwriting Commission.....................................     0.25%    $    432,500
Proceeds to Company (before expenses)(2)....................   102.15%    $176,719,500

------------------------

(1) Plus accrued interest from December 20, 2000, if settlement occurs after that date.

(2) Includes consideration for the related option.

    The underwriters are offering the ROARS subject to various conditions. The underwriters expect to deliver the ROARS to purchasers on or about December 20, 2000 through the book-entry facilities of The Depositary Trust Company.

                            ------------------------

Banc of America Securities LLC                                   Lehman Brothers

Salomon Smith Barney
                       Scotia Capital
                                    SunTrust Equitable Securities Corporation

                            ------------------------

------------------------

(SM) "ROARS" is a service mark of Banc of America Securities LLC.

    You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. If this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates on the front of those documents or earlier dates specified therein. Our business, financial condition, results of operations and prospects may have changed since those dates.

                            ------------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                PAGE
                                                              --------
Summary of Terms of the ROARS...............................  S-3
Current Events..............................................  S-5
Ratio of Earnings to Fixed Charges..........................  S-6
Description of the ROARS....................................  S-6
Certain United States Federal Income Tax Considerations.....  S-17
Underwriting................................................  S-20

                              PROSPECTUS

Forward Looking Statements..................................  3
Baltimore Gas and Electric Company..........................  4
Risk Factors................................................  4
Pricing Supplement..........................................  5
Use of Proceeds.............................................  5
Ratio of Earnings to Fixed Charges..........................  6
Description of the Notes....................................  6
Plan of Distribution........................................  17
Legal Opinions..............................................  18
Experts.....................................................  18
Where You Can Find More Information.........................  18

                         SUMMARY OF TERMS OF THE ROARS

    The following summary is a short description of the main terms of the offering of the ROARS. For that reason, this summary does not contain all of the information that may be important to you. To fully understand the terms of the offering of the ROARS, you will need to read both this prospectus supplement and the accompanying prospectus, each in its entirety. The ROARS constitute an issue of our Medium Term Notes, Series I referred to in the accompanying prospectus.

Issuer.......................................  Baltimore Gas and Electric Company will issue the ROARS.

Trustee......................................  The Bank of New York.

Offered Securities...........................  We will issue $173,000,000 aggregate principal amount of 6.75% ROARS due 2012. The
                                               ROARS will mature on December 15, 2012 unless
                                               extended to the tenth anniversary of the
                                               Fixed Rate Remarketing Date which shall be no
                                               later than December 15, 2013; however, we may
                                               redeem, or be required to redeem, all of the
                                               ROARS before that date.

Interest Rates...............................  The ROARS will bear interest at the rate of
                                               6.75% per year from the date of issuance to,
                                               but excluding, December 15, 2002, which is
                                               the first Remarketing Date, and then at a
                                               rate or rates described later in this
                                               prospectus supplement.

Interest Payment Dates.......................  We will pay interest on June 15 and
                                               December 15, beginning on June 15, 2001 and
                                               continuing to December 15, 2002, and then at
                                               intervals described later in this prospectus
                                               supplement.

Interest Accrual.............................  The ROARS will accrue interest at a rate of
                                               6.75% per year from the date of issuance to,
                                               but excluding, December 15, 2002, computed on
                                               the basis of a 360-day year consisting of
                                               twelve 30-day months. From December 15, 2002,
                                               the ROARS will accrue interest at a fixed
                                               rate or at a floating rate, depending on our
                                               decision. If the rate is fixed, interest will
                                               be computed on the basis of a 360-day year
                                               consisting of twelve 30-day months. If the
                                               rate is floating, interest will be computed
                                               on the basis of the actual number of days in
                                               the applicable floating rate reset period
                                               over a 360-day year.

Ranking......................................  The ROARS will rank equal in priority with all of our existing and future unsecured and
                                               unsubordinated indebtedness.

Mandatory Tender.............................  We have entered into a Remarketing Agreement with Banc of America Securities LLC and
                                               Lehman Brothers Inc., as Remarketing Dealers.
                                               The agreement gives the Remarketing Dealers
                                               the option to purchase all of the ROARS on
                                               December 15, 2002 or on the subsequent
                                               Remarketing Date unless we redeem them. The
                                               purchase price for the ROARS will be equal to
                                               100% of the aggregate principal amount
                                               outstanding on the first Remarketing Date or
                                               the Dollar Price on the subsequent
                                               Remarketing Date.

Mandatory Redemption.........................  If the Remarketing Dealers do not purchase the ROARS on any Remarketing Date, the
                                               Trustee, on behalf of the beneficial owners,
                                               will require us to redeem all of the ROARS
                                               for 100% of the aggregate principal amount of
                                               ROARS outstanding on the first Remarketing
                                               Date or at the Dollar Price on the subsequent
                                               Remarketing Date, in addition to all accrued
                                               and unpaid interest, if any.

Optional Redemption..........................  If the Remarketing Dealers elect to purchase the ROARS, we will have the option of
                                               redeeming all of the ROARS for 100% of the
                                               aggregate principal amount of ROARS
                                               outstanding on the first Remarketing Date on
                                               December 15, 2002 or on the subsequent
                                               Remarketing Date at the Dollar Price, plus
                                               accrued and unpaid interest, if any.

Post-Remarketing Optional Redemption.........  We may redeem some or all of the ROARS at any time after the Fixed Rate Remarketing Date at
                                               the redemption prices plus accrued and unpaid
                                               interest, if any, to the post-remarketing
                                               redemption date.

Sinking Fund.................................  The ROARS are unsecured and are not entitled to any sinking fund.

CURRENT EVENTS

    On October 23, 2000, Constellation Energy Group, Inc. ("Constellation Energy"), the parent holding company for Baltimore Gas and Electric Company, announced several initiatives to advance growth strategies.

    One of the initiatives is a plan to separate Constellation Energy's domestic merchant energy business from its retail services business. The separation will create two stand-alone, publicly traded energy companies. One will be a domestic merchant energy business engaged in wholesale power marketing and generation under the name "Constellation Energy Group" after the separation. The other will be a regional retail energy and energy services company, BGE Corp., that will include BGE and other subsidiaries.

    Another initiative is a change in the common stock dividend policy effective April 2001. Constellation Energy will maintain its current common stock dividend through January 2001. Effective April 2001, the annual dividend is expected to be set at $0.48 per share. After the business separation, BGE Corp. expects to pay initial annual dividends of $0.48 per share.

    A third initiative is that Constellation Energy entered into an agreement with an affiliate of The Goldman Sachs Group, Inc. Under the terms of the agreement, Goldman Sachs will acquire up to a 17.5% equity interest in Constellation Energy's domestic merchant energy business, which will be consolidated under a single holding company ("Holdco"). Goldman Sachs will also acquire a ten-year warrant for up to 13% of Holdco's common stock (subject to certain adjustments). The warrant is exercisable six months after Holdco's common stock becomes publicly available. The amount of common stock which Goldman Sachs may receive upon exercise will be equal to the excess of the market price of Holdco's common stock at the time of exercise over the exercise price of $60 per share for all the stock subject to the warrant, divided by the market price. Holdco may at its option pay Goldman Sachs such excess in cash. Goldman Sachs is acquiring its interest and the warrant in exchange for $250 million in cash (subject to adjustment in certain instances) and certain assets related to Constellation Energy's power marketing business. At closing, Goldman Sachs' existing services agreement with Constellation Energy's power marketing business will terminate.

    The closing of the transaction with Goldman Sachs and the separation is subject to customary closing conditions, including regulatory approvals and the receipt of a Private Letter Ruling from the Internal Revenue Service regarding certain tax matters. Both are expected to be completed by mid to late 2001.

    On December 12, 2000, Constellation Energy announced that Constellation Nuclear, LLC, a subsidiary of Constellation Energy, will purchase 1,550 megawatts of the 1,757 megawatts total generating capacity of Nine Mile Point nuclear power plants, located in Scriba, New York. Constellation Nuclear will buy 100 percent of Unit 1 and 82 percent Unit 2 for $815 million, including $78 million for fuel. The sale is expected to close in mid-2001 after receipt of all necessary regulatory approvals.

                       RATIO OF EARNINGS TO FIXED CHARGES

    Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

                            TWELVE MONTHS ENDED
----------------------------------------------------------------------------
    SEPTEMBER 30,                           DECEMBER 31,
---------------------   ----------------------------------------------------
        2000              1999       1998       1997       1996       1995
        ----            --------   --------   --------   --------   --------
        2.28              3.45       2.94       2.78       3.10       3.21

For current information on our ratio of earnings to fixed charges, please see our most recent Form 10-K and 10-Q. See WHERE YOU CAN FIND MORE INFORMATION IN THE ACCOMPANYING PROSPECTUS.

DESCRIPTION OF THE ROARS

GENERAL

    This prospectus supplement is referred to as a pricing supplement throughout the accompanying prospectus. This description of the particular terms of the ROARS, which constitute an issue of our Medium Term Notes, Series I referred to in the accompanying prospectus, supplements, and, to the extent that it is inconsistent, replaces the description of the general terms and provisions of the notes set forth in the accompanying prospectus under the heading "Description of the Notes." Specifically, the terms outlined in the following sections under the "Description of the Notes" in the accompanying prospectus shall not apply for purposes of this offering, and the terms of this prospectus supplement shall control: "Redemptions," "Repurchases," "Book-Entry Notes--Registration, Transfer and Payment of Interest and Principal," "Book-Entry Notes--Method of Repurchase," "Certificate Notes--Method of Repurchase" and "Interest Rate."

    The ROARS will initially be issued in an aggregate principal amount of $173,000,000. The ROARS will mature on December 15, 2012 unless extended to the tenth anniversary of the Fixed Rate Remarketing Date (as defined under "Interest and Interest Payment Dates" below) which shall be no later than December 15, 2013. We may redeem, or be required to redeem, the ROARS before that maturity date as described in "Mandatory Redemption" below. We may also redeem all of the ROARS on any Remarketing Date, as described in "Optional Redemption" and after the Fixed Rate Remarketing Date as described in "Post-Remarketing Optional Redemption" below. The ROARS may also be purchased by the Remarketing Dealers as described in "Mandatory Tender" below.

    The ROARS will rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness. At September 30, 2000, we had outstanding approximately $862 million of unsecured and unsubordinated indebtedness and approximately $1.2 billion of secured indebtedness.

    The ROARS are unsecured and are not entitled to any sinking fund.

    The ROARS will initially be issued only in registered, book-entry form, in denominations of $1,000. We will issue global securities in denominations that together equal the total principal amount of the outstanding ROARS.

    If any interest, principal or other payment date of the ROARS (including any payment date in connection with the mandatory tender or any mandatory redemption as described below) does not fall on a Business Day, a payment otherwise payable on that day will be made on the next succeeding Business Day. It will have the same effect as if made on the scheduled payment date, and no interest will accrue for the period from and after such interest payment date, maturity date or other payment date, except in the case of an interest payment date or other payment date occurring during the Floating Rate Period.

    "Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in New York, New York or

Baltimore, Maryland are authorized or obligated by law or executive order to close.

    "London Business Day" means any day on which dealings in U.S. dollars are transacted in the London Inter-Bank Market.

    "Remarketing Date(s)" means (1) December 15, 2002, assuming the Remarketing Dealers have elected to purchase the ROARS and we have not elected to exercise our Floating Period Option (as defined under "Floating Rate Period" below) or
(2) December 15, 2002 and a subsequent remarketing date which shall fall on the 15th day of any one of the 12 consecutive months subsequent to the first Remarketing Date until December 15, 2003 if the Remarketing Dealers have elected to purchase the ROARS and we have elected to exercise our Floating Period Option (as defined under "Floating Rate Period" below).

    We have agreed with the Remarketing Dealers that we will not cause or permit the terms or provisions of the ROARS to be modified in any way, and may not make open market or other purchases of the ROARS prior to the first Remarketing Date, without the prior written consent of the Remarketing Dealers.

INTEREST AND INTEREST PAYMENT DATES

    The ROARS will bear interest at 6.75% per year, from the date of issuance to, but excluding, December 15, 2002. We will pay interest during that period semiannually on June 15 and December 15, beginning on June 15, 2001.

    Unless we have chosen, or are required, to redeem the ROARS, we will pay interest on the ROARS, accruing from the Fixed Rate Remarketing Date (as defined below), semiannually on each day that is a six-month anniversary of such date. Interest on the ROARS from the Fixed Rate Remarketing Date will be computed on the basis of a 360-day year consisting of twelve 30-day months.

    "Fixed Rate Remarketing Date" means December 15, 2002, assuming the Remarketing Dealers have elected to purchase the ROARS and we have not elected to exercise our Floating Period Option, or the subsequent Remarketing Date on which the Floating Rate Termination Date occurs in the event that we have elected to exercise our Floating Period Option. This subsequent Remarketing Date shall be the Floating Period Termination Date (as defined under "Floating Rate Period" below).

    Interest on the ROARS accruing during any Floating Rate Reset Period (as defined under "Floating Rate Period" below) will be payable on the next following Reference Rate Reset Date (as defined under "Floating Period" below) if such date is a Business Day or on the next following Business Day. Interest on the ROARS during the Floating Rate Period (as defined below) will be computed on the basis of the actual number of days in such Floating Rate Reset Period over a 360-day year.

    Interest payable on any Interest Payment Date will be payable to the persons in whose names the ROARS are registered at the close of business on the fifteenth calendar day (whether or not a Business Day) immediately preceding the related interest payment date.

    Interest payments will be in the amount of interest accrued from and including the preceding interest payment date (or from and including the date of issuance if no interest has been paid or duly provided with respect to the ROARS) to but excluding the relevant interest payment date, Remarketing Date or the maturity date, as the case may be. If any interest payment date does not fall on a Business Day, the interest payment will be made on the next succeeding Business Day and will have the same effect as if made on the scheduled payment date and no interest will accrue after such interest payment date, except to the extent it occurs during the Floating Rate Period.

INTEREST RATE TO MATURITY

    If the Remarketing Dealers elect to purchase the ROARS for remarketing, then by 3:30 p.m., on the third Business Day immediately preceding any Remarketing Date (a "Floating Rate Spread Determination Date" or the "Fixed Rate Determination Date," depending on the following election, and each, a "Determination Date"), the Remarketing Dealers will determine either (a) the Floating Rate Spread (as defined under "Floating Rate Period" below) if we have elected to exercise our Floating Period Option or (b) the Interest Rate to Maturity (as defined below) to the nearest one hundredth of one percent per annum, unless we have chosen to redeem, or are required to redeem, the ROARS. Each Floating Period Interest Rate (as defined under "Floating Rate Period" below) will equal the sum of a Reference Rate (as defined under "Floating Rate Period" below) and a Floating Rate Spread. The "Interest Rate to Maturity" will be equal to the sum of 4.684% (the "Base Rate") and the Applicable Spread (as defined below), which will be based on the Dollar Price (as defined below) of the ROARS. The Floating Period Interest Rate, the Interest Rate to Maturity and the Dollar Price for the ROARS as announced by the Remarketing Dealers, absent manifest error, will be binding and conclusive upon the beneficial owners, us and the Trustee.

    For this purpose, the following terms have the following meanings:

    "Applicable Spread" means the lowest Fixed Rate Bid, expressed as a spread (in the form of a percentage or in basis points) above the Base Rate for the ROARS, obtained by the Remarketing Dealers by 3:30 p.m., New York City time, on the Fixed Rate Determination Date, from the Fixed Rate Bids quoted to the Remarketing Dealers by up to five Reference Corporate Dealers.

    "Fixed Rate Bid" means an irrevocable offer to purchase the aggregate outstanding principal amount of the ROARS at the Dollar Price, but assuming:

    (1) a settlement date that is the Fixed Rate Remarketing Date, without accrued interest,

    (2) a maturity date that is the tenth anniversary of the Fixed Rate Remarketing Date; and

    (3) a stated annual interest rate equal to the Base Rate plus the spread bid by the applicable Reference Corporate Dealer.

    "Comparable Treasury Issues" for the ROARS means the U.S. Treasury security or securities selected by the Remarketing Dealers, as of the first Determination Date, as having an actual or interpolated maturity or maturities comparable to the remaining term of the ROARS being purchased by the Remarketing Dealers.

    "Comparable Treasury Price" means, with respect to the first Remarketing
Date:

    (1) the offer prices for the Comparable Treasury Issues (expressed, in each case, as a percentage of their principal amount) at 12:00 noon, New York City time, on the first Determination Date, as set forth on "Telerate Page 500" (or such other page as may replace "Telerate Page 500") or

    (2) if such page (or any successor page) is not displayed or does not contain such offer prices on such Determination Date, the average of the Reference Treasury Dealer Quotations for such Determination Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or if the Remarketing Dealers obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

    "Telerate Page 500" means the display designated as "Telerate Page 500" on Dow Jones Markets (or such other page as may replace "Telerate Page 500" on such service) or such other service displaying the offer prices for the Comparable Treasury Issues, as may replace Dow Jones Markets.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer, the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of their principal amount) quoted in writing to the Remarketing Dealers by such Reference Treasury Dealer, by 3:30 p.m., New York City time, on the first Determination Date.

    "Dollar Price" means, (1) the principal amount of the ROARS, plus (2) the premium equal to the excess, if any, of (A) the present value, as of the first Remarketing Date, of the Remaining Scheduled Payments for such ROARS, discounted to the first Remarketing Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, over (B) the principal amount of the ROARS.

    "Fixed Rate Determination Date" means the third Business Day prior to the Fixed Rate Remarketing Date.

    "Reference Corporate Dealer" means each of up to five leading dealers of publicly traded debt securities, including our debt securities, which shall be selected by us. We will advise the Remarketing Dealers of our selection of Reference Corporate Dealers no later than five Business Days prior to the Fixed Rate Remarketing Date. Two of the Reference Corporate Dealers we select will be the Remarketing Dealers.

    "Reference Treasury Dealer" means each of up to five primary U.S. Government securities dealers (each a "Primary Treasury Dealer"), to be selected by us, and their respective successors; PROVIDED that if any of the foregoing ceases to be, and has no affiliate that is, a Primary Treasury Dealer we will substitute for it another Primary Treasury Dealer. Two of the Reference Treasury Dealers we select will be the Remarketing Dealers.

    "Remaining Scheduled Payments" means, with respect to the ROARS, the remaining scheduled payments of the principal of and interest on the ROARS, calculated at the Base Rate applicable to such ROARS, that would be due from but excluding the first Remarketing Date to and including the stated maturity date; PROVIDED that if such Remarketing Date is not an interest payment date, the amount of the next succeeding scheduled interest payment, calculated at the Base Rate, will be reduced by the amount of interest accrued, calculated at the Base Rate only, to the first Remarketing Date.

    "Treasury Rate" for the ROARS means, with respect to the first Remarketing Date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) yield to maturity of the Comparable Treasury Issues, assuming a price for the Comparable Treasury Issues (expressed as a percentage of their principal amounts) equal to the Comparable Treasury Price for such Remarketing Date.

FLOATING RATE PERIOD

    Following the Remarketing Dealers' election to purchase the ROARS in connection with the first Remarketing Date, but prior to the fourth Business Day prior to the first Remarketing Date (the "Floating Period Notification Date"), we may elect to exercise our Floating Period Option. If we exercise our Floating Period Option, the ROARS will be remarketed at a floating rate equal to the Floating Period Interest Rate until the earlier of (such calculation date, the "Floating Rate Termination Date") (1) December 15, 2003, or (2) such date which otherwise would be the Reference Rate Reset Date following the date on which we elect to terminate such Floating Rate Period (the "Floating Rate Period Termination Notification Date"). The Floating Rate Period Termination Notification Date shall be at least four Business Days prior to the applicable Reference Rate Reset Date. In the event that we exercise our Floating Period Option, the maturity date of the ROARS will be extended to the tenth anniversary of the subsequent Remarketing Date, not to exceed December 15, 2013.

    The amount of interest payable for each day that the ROARS are outstanding during the Floating Rate Period will be calculated by dividing the Floating Period Interest Rate in effect for such day by 360 and multiplying the result by the Dollar Price. The amount of interest payable for any Floating Rate Reset Period (as defined below) will be calculated by adding the interest payable for each day in the Floating Rate Reset Period.

    For this purpose, the following terms have the following meanings:

    "Floating Period Interest Rate" means the sum of the Reference Rate and the Floating Rate Spread.

    "Floating Period Option" means our right, on any date subsequent to the Remarketing Dealers' election to purchase the ROARS in connection with the first Remarketing Date but prior to the fourth Business Day prior to the first Remarketing Date, to require the Remarketing Dealers to remarket the ROARS at the Floating Period Interest Rate.

    "Floating Rate Period" means the period from and including the Floating Rate Remarketing Date to but excluding the Floating Period Termination Date.

    "Floating Rate Remarketing Date" means December 15, 2002 in the event we have elected to exercise our Floating Period Option.

    "Floating Rate Reset Period" means the period from and including the first Reference Rate Reset Date to but excluding the next following Reference Rate Reset Date and thereafter the period from and including a Reference Rate Reset Date to but excluding the next following Reference Rate Reset Date; PROVIDED that the final Floating Rate Reset Period will run to but exclude the Floating Period Termination Date.

    "Floating Rate Spread" means the lowest Floating Rate Bid expressed as a spread (in the form of a percentage or in basis points) above the Reference Rate for the ROARS obtained by the Remarketing Dealers by 3:30 p.m., New York City time, on the Floating Rate Spread Determination Date, from the Floating Rate Bids quoted to the Remarketing Dealers by up to five Reference Money Market Dealers.

    A "Floating Rate Bid" means an irrevocable offer to purchase the aggregate outstanding principal amount of the ROARS at the Dollar Price, but assuming:

    (1) a settlement date that is the Floating Rate Remarketing Date, without accrued interest;

    (2) a maturity date equal to the Floating Period Termination Date;

    (3) a stated annual interest rate equal to the Reference Rate plus the Floating Rate Spread;

    (4) that the ROARS are callable by the Remarketing Dealers at the Dollar Price on the Floating Period Termination Date; and

    (5) that we will redeem the ROARS at the Dollar Price on the Floating Period Termination Date, if not previously purchased by the Remarketing Dealers.

    "Floating Rate Spread Determination Date" means the third Business Day prior to the Floating Rate Remarketing Date.

    "Reference Money Market Dealer" means each of up to five leading dealers of publicly traded debt securities, including our debt securities, which we shall select, who are also leading dealers in money market instruments. We will advise the Remarketing Dealers of our selection of Reference Money Market Dealers no later than five Business Days prior to the Floating Rate Remarketing Date. Two of the Reference Money Market Dealers we select will be the Remarketing Dealers.

    "Reference Rate" means:

    (1) The rate for each Floating Rate Reset Period which will be the rate for deposits in U.S. dollars for a period of one month which appears on the Telerate Page 3750 (or any successor page) as of 11:00 a.m., London time, on the applicable Reference Rate Determination Date.

    (2) If no rate appears on Telerate Page 3750 on the Reference Rate Determination Date, the Remarketing Dealers will request the principal London offices of four major reference banks in the London Inter-Bank Market, to provide the Remarketing Dealers, in the case of each such bank, with its offered quotation for deposits in U.S. dollars for the period of one month, commencing on the first day of the Floating Rate Reset Period, to prime banks in the London Inter-Bank Market at approximately 11:00 a.m., London time, on that Reference Rate Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then the Reference Rate will be the average of those quotations. If fewer than two quotations are provided, then the Reference Rate will be the average (rounded, if necessary, to the nearest one hundredth of a percent) of the rates quoted at approximately 11:00 a.m., New York City time, on the Reference Rate Determination Date by three major banks in New York City selected by the Remarketing Dealers for loans in U.S. dollars to leading European banks, having a one-month maturity and in a principal amount that is representative for a single transaction in

U.S. dollars in that market at that time. If the banks selected by the Remarketing Dealers are not providing quotations in the manner described in this paragraph, the rate for the Floating Rate Reset Period following the Reference Rate Determination Date will be the rate in effect on that Reference Rate Determination Date.

    "Reference Rate Determination Date" will be the second London Business Day preceding each Reference Rate Reset Date.

    "Reference Rate Reset Date" means December 15, 2002 and the 15th day of each month thereafter until, but excluding, the Floating Period Termination Date.

MANDATORY TENDER

    On a Business Day not earlier than 15 Business Days prior to the first Remarketing Date, and not later than 4:00 p.m., New York City time, on the 10th Business Day prior to such Remarketing Date or not later than four Business Days prior to the subsequent Remarketing Date, the Remarketing Dealers will notify us and the Trustee as to whether they elect to purchase the ROARS for remarketing on such Remarketing Date (the "Notification Date").

    If, and only if, the Remarketing Dealers so elect, such ROARS will be subject to mandatory tender, and will be deemed tendered, to the Remarketing Dealers for purchase and remarketing on such Remarketing Date, in accordance with the terms and subject to the conditions described in this prospectus supplement.

    The ROARS will be remarketed on the first Remarketing Date at a fixed rate of interest equal to the Interest Rate to Maturity, unless we have elected to exercise our Floating Period Option or have chosen to redeem, or are required to redeem, the ROARS on the first Remarketing Date. If we exercise our Floating Period Option, the ROARS will bear interest at the Floating Period Interest Rate until the Floating Period Termination Date, at which time the ROARS will be remarketed at a fixed rate of interest equal to the Interest Rate to Maturity, unless we have chosen to redeem, or are required to redeem, the ROARS.

    The purchase price of such tendered ROARS will be equal to 100% of the aggregate principal amount thereof on the first Remarketing Date, or the Dollar Price on the subsequent Remarketing Date.

    Subject to the Remarketing Dealers' election to purchase the ROARS, then on the applicable Remarketing Date the Remarketing Dealers will sell the aggregate principal amount of the ROARS at the Dollar Price to the Reference Corporate Dealer or to the Reference Money Market Dealer, whichever is applicable, providing the lowest Fixed or Floating Rate Bid, in the case of the first Remarketing Date, or the lowest Fixed Rate Bid, in the case of the subsequent Remarketing Date. If the lowest applicable Bid is submitted by two or more of the applicable Reference Dealers, the Remarketing Dealers will sell such ROARS to one or more of such Reference Dealers, as they will determine in their sole discretion.

    If the Remarketing Dealers elect to purchase the ROARS, the obligation of the Remarketing Dealers to purchase the ROARS on any Remarketing Date is subject to certain conditions set forth in the Remarketing Agreement.

    If for any reason the Remarketing Dealers do not purchase the ROARS on any Remarketing Date, we will be required to redeem the ROARS at a price equal to 100% of their aggregate principal amount, plus accrued and unpaid interest, if any, if such Remarketing Date is the first Remarketing Date, or at the Dollar Price, plus accrued and unpaid interest, if any, on the subsequent Remarketing Date.

NOTIFICATION OF INTEREST RATE TO MATURITY

    Subject to the Remarketing Dealers' election to purchase the ROARS, the Remarketing Dealers will notify us, the Trustee and The Depository Trust Company
(DTC) by telephone, confirmed in writing (which may include facsimile or other electronic transmission), by 4:00 p.m., New York City time, on the Fixed Rate Determination Date of the Interest Rate to Maturity effective from and including the Fixed Rate Remarketing Date.

MANDATORY REDEMPTION

    We will be required to redeem the ROARS in whole on the applicable Remarketing Date at a price equal to 100% of the aggregate principal amount of the ROARS, if such Remarketing Date is the first Remarketing Date, or at the Dollar Price on the subsequent Remarketing Date, in each case plus accrued and unpaid interest, if any, to the applicable Remarketing Date, in the event that:

    (1) the Remarketing Dealers for any reason do not elect, by notice to us and the Trustee not later than such Notification Date, to purchase the ROARS for remarketing on such Remarketing Date;

    (2) the Remarketing Dealers for any reason do not notify us of the Floating Period Interest Rate or of the Interest Rate to Maturity by 4:00 p.m., New York City time, on the applicable Determination Date;

    (3) at any time after the Remarketing Dealers elect on the Notification Date to remarket the ROARS, the Remarketing Dealers elect to terminate the Remarketing Agreement in accordance with its terms;

    (4) prior to any Remarketing Date, either Remarketing Dealer resigns, the remaining Remarketing Dealer has not notified the Company in writing that it will assume the resigning Remarketing Dealer's obligations under the Remarketing Agreement and no successor has been appointed on or before the applicable Determination Date;

    (5) the Remarketing Dealers for any reason do not deliver the purchase price of the ROARS to the Trustee in same day funds by 12:00 noon, New York City time, on such Remarketing Date, or do not purchase all tendered ROARS on such Remarketing Date; or

    (6) we for any reason fail to redeem the ROARS from the Remarketing Dealers following our election to effect such optional redemption.

OPTIONAL REDEMPTION

    If the Remarketing Dealers elect to purchase and remarket the ROARS, we will notify the Remarketing Dealers and the Trustee, not later than 4:00 p.m., New York City time, on the Business Day immediately preceding any Determination Date, if we irrevocably elect to exercise our right to redeem the ROARS in whole on the first Remarketing Date or on the Floating Period Termination Date immediately following such Determination Date.

    If we exercise our right to redeem the ROARS, we will redeem the ROARS in whole on any Remarketing Date at the Dollar Price, in each case, plus all accrued and unpaid interest, if any, to such Remarketing Date. Other than as set forth above, we will have no option to redeem the ROARS prior to the Fixed Rate Remarketing Date.

POST-REMARKETING OPTIONAL REDEMPTION

    After the Fixed Rate Remarketing Date, the ROARS are redeemable, in whole or in part, at any time, and at our option, at a redemption price equal to the greater of:

    (1) 100% of the principal amount of the ROARS then outstanding to be redeemed, or

    (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of such post-remarketing redemption date) discounted to such redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 25 basis points as calculated by an Independent Investment Banker, plus, in either case, accrued and unpaid interest thereon to such post-remarketing redemption date.

    "Adjusted Treasury Rate" means, with respect to any post-remarketing redemption date:

    (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Post-Remarketing Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the ROARS, yields for the two published maturities most closely corresponding to the Post-Remarketing Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

    (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Post-Remarketing Comparable Treasury Issue, calculated using a price for the Post-Remarketing Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Post-Remarketing Comparable Treasury Price for such redemption date.

    The Adjusted Treasury Rate will be calculated on the third Business Day preceding the applicable post-remarketing redemption date.

    "Post-Remarketing Comparable Treasury Issue" for the ROARS means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the ROARS to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such ROARS or, if, in the reasonable judgment of the Independent Investment Banker, there is no such security, then the Post-Remarketing Comparable Treasury Issue will mean the U.S. Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity or maturities comparable to the remaining term of the ROARS.

    "Post-Remarketing Comparable Treasury Price" means (1) the average of five Post-Remarketing Reference Treasury Dealer Quotations for the post-remarketing redemption date, after excluding the highest and lowest Post-Remarketing Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Post-Remarketing Reference Treasury Dealer Quotations, the average of all such quotations.

    "Independent Investment Banker" means Banc of America Securities LLC or Lehman Brothers Inc. or any other firm selected by us, or if such firm is unwilling or unable to serve as such, an independent investment and banking institution of national standing appointed by us.

    "Post-Remarketing Reference Treasury Dealer" means each of up to five Primary Treasury Dealers to be selected by us, and their respective successors; PROVIDED that if any of the foregoing ceases to be, and has no affiliate that is, a Primary Treasury Dealer, we will substitute for it another Primary Treasury Dealer.

    "Post-Remarketing Reference Treasury Dealer Quotations" means, with respect to each Post-Remarketing Reference Treasury Dealer and any post-remarketing redemption date, the average, as determined by the Independent Investment Banker of the bid and asked prices for the Post-Remarketing Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

    We will mail a notice of redemption at least 30 days but not more than 60 days before a post-remarketing redemption date to each holder of ROARS to be redeemed. If we elect to partially redeem the ROARS, the Trustee will select in a fair and appropriate manner the ROARS to be redeemed.

    Unless we default in payment of the redemption price, interest will cease to accrue on or after the post-remarketing redemption date on the ROARS or portions thereof called for redemption.

SETTLEMENT

    In the event that the ROARS are purchased by the Remarketing Dealers, the Remarketing Dealers will pay to the Trustee, in same day funds not later than 12:00 noon, New York City time, on the first Remarketing Date, an amount equal to 100% of the aggregate principal amount of the ROARS or on the subsequent Remarketing Date, an amount equal to the Dollar Price.

    On any such Remarketing Date, the Remarketing Dealers will cause the Trustee to make payment of the purchase price for such tendered ROARS that have been purchased for remarketing by the Remarketing Dealers to DTC for payment to the DTC participant of each tendering beneficial owner of ROARS. This payment will be made against delivery through DTC of such beneficial owner's ROARS by book-entry through DTC by the close of business on such Remarketing Date.

    The purchase price of such tendered ROARS will be equal to 100% of the aggregate principal amount thereof, on the first Remarketing Date, and the Dollar Price, on the subsequent Remarketing Date. We will make, or cause the Trustee to make, payment of interest to DTC for payment to each beneficial owner of ROARS due on a Remarketing Date by book-entry through DTC, by the close of business on such Remarketing Date.

    The transactions described above will be executed on the applicable Remarketing Date through DTC in accordance with the procedures of DTC, and the accounts of the respective Participants will be debited and credited, and the ROARS delivered by book-entry as necessary to effect the purchases and sales thereof.

    Settlement for the ROARS will be made by the underwriters in immediately available funds. All payments of principal and interest in respect of the ROARS in book-entry form will be made in immediately available funds. The ROARS will trade in DTC's Same-Day Funds Settlement System until the maturity date, the applicable Remarketing Date or the post-remarketing redemption date, as the case may be, or until the ROARS are issued in definitive form. Secondary market trading activity in the ROARS will be required by DTC to settle in immediately available funds.

    The tender and settlement procedures described above, including the provisions for payment to selling beneficial owners of tendered ROARS, or for payment by the purchasers of ROARS, in a remarketing, may be modified to the extent required by DTC or, if the book-entry system is no longer available for the ROARS at the time of a remarketing, to the extent required to facilitate the tendering and remarketing of ROARS in certificated form. In addition, the Remarketing Dealers may modify the settlement procedures set forth above in order to facilitate the settlement process.

    As long as DTC or its nominee holds a certificate representing the ROARS in the book-entry system of DTC, no certificates for such ROARS will be delivered to any beneficial owner. In addition, under the terms of the ROARS and the Remarketing Agreement, we have agreed that (1) we will use our reasonable best efforts to maintain the ROARS in book-entry form with DTC or any successor thereto, and to appoint a successor depositary to the extent necessary to maintain the ROARS in book-entry form and (2) we will waive any discretionary right we otherwise have under our Indenture to cause the ROARS to be issued in certificated form.

REMARKETING DEALER

    On or prior to the date of original issuance of the ROARS, we will enter into a Remarketing Agreement with the Remarketing Dealers. The Remarketing Dealers will not receive any fees or reimbursement of expenses from us in connection with the remarketing, except under certain circumstances. The aggregate amount paid to us for the purchase of the ROARS will include an amount paid by the Remarketing Dealers for their right to remarket the ROARS.

    We will agree to indemnify the Remarketing Dealers against certain liabilities, including liabilities under the Securities Act, arising out of or in connection with their duties under the Remarketing Agreement or to contribute with respect to payments which they may be required to make.

    If the Remarketing Dealers elect to purchase the ROARS for remarketing, the obligation of the Remarketing Dealers to purchase the ROARS will be subject to several conditions set forth in the Remarketing Agreement. Pursuant to the Remarketing Agreement, Banc of America Securities LLC will act as representative of the Remarketing Dealers with full authority to act on their behalf. Under the Remarketing Agreement, the Remarketing Dealers each will agree to remarket 50% of the principal amount of the ROARS, and their respective commitments and obligations under the Remarketing Agreement will be several and not joint. Furthermore, upon the occurrence of certain events after the Remarketing Dealers elect to purchase the ROARS for remarketing, the Remarketing Dealers will have the right to terminate the Remarketing Agreement or terminate their obligations to purchase the ROARS, or, until 3:30 p.m., New York City time, on the Business Day immediately preceding the applicable Remarketing Date, to redetermine the applicable interest rate.

    No beneficial owner of the ROARS will have any rights or claims under the Remarketing Agreement or against us or the Remarketing Dealers, as a result of the Remarketing Dealers not purchasing the ROARS.

    The Remarketing Agreement will provide that either Remarketing Dealer may resign at any time as a Remarketing Dealer, such resignation to be effective ten Business Days after the delivery to us and the Trustee of notice of such resignation. In the event that either Remarketing Dealer so resigns, the remaining Remarketing Dealer may notify the Company in writing that it will assume the resigning Remarketing Dealer's obligations under the Remarketing Agreement. If the remaining Remarketing Dealer does not so notify us, we have the sole obligation to appoint a successor Remarketing Dealer. After it purchases the ROARS, a Remarketing Dealer may exercise any vote or join in any action that any beneficial owner of ROARS may be entitled to exercise, or take, as if it did not act in any capacity under the Remarketing Agreement. Each Remarketing Dealer, in its individual capacity, either as principal or agent, may engage in or have an interest in any financial or other transaction with us, as freely as if it did not act in any capacity under the Remarketing Agreement.

    As long as the Remarketing Agreement is in effect, we will not acquire any of the ROARS prior to any remarketing by the Remarketing Dealers, other than in connection with the fulfillment of our obligation to redeem the ROARS, or the exercise of our right to redeem the ROARS on a Remarketing Date without the prior written consent of the Remarketing Dealers. After all Remarketing Dates or termination of the Remarketing Agreement prior thereto, we may at any time purchase any ROARS at any price in the open market or otherwise. The ROARS so purchased by us may, at our discretion, be held, resold or surrendered to the Trustee for cancellation.

RECENT ACCOUNTING DEVELOPMENTS

    For purposes of financial accounting and reporting for publicly held companies, the Securities and Exchange Commission may require prospective investors to separately account for the Remarketing Dealers' option to purchase and to remarket the ROARS on the first Remarketing Date. Persons considering investing in the ROARS, who are required to file financial reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, should consult their own accounting advisors concerning potential reporting requirements.

BOOK-ENTRY ONLY ISSUANCE--DTC

    The Depository Trust Company ("DTC") will act as the initial securities depositary for the ROARS. The ROARS will be initially issued as fully registered securities registered in the name of Cede & Co., DTC's nominee. Fully registered global certificates will be issued, representing the total principal amount of the ROARS, and will be deposited with DTC.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants ("participants") deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("direct participants"). DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly ("indirect participants"). The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

    Purchases of ROARS within the DTC system must be made by or through direct participants, which will receive a credit for the ROARS on DTC's records. The ownership interest of each actual purchaser of ROARS ("beneficial owner") is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners entered into the transaction. Transfers of ownership interests in the ROARS are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in ROARS, except in the event that use of the book-entry system for the ROARS is discontinued.

    To facilitate subsequent transfers, all ROARS deposited by participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of ROARS with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the ROARS. DTC's records reflect only the identity of the direct participants to whose accounts such ROARS are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Neither DTC nor Cede & Co. will consent or vote with respect to ROARS. Under its usual procedures, DTC would mail an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the ROARS are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Payments on the ROARS will be made to Cede & Co., as nominee of DTC. DTC's practice is to credit direct participants' accounts, upon DTC's receipt of funds and corresponding detailed information, on the relevant payment date in accordance with their respective holdings shown on DTC's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not our responsibility or the responsibility of DTC, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. is our responsibility or the responsibility of the paying agent, disbursement of such payments to direct participants is the responsibility of Cede & Co., and disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants.

    Except as provided herein, a beneficial owner of an interest in a global ROARS will not be entitled to receive physical delivery of ROARS. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the ROARS. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global ROARS.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but neither we nor any underwriter takes any responsibility for its accuracy. We have no responsibility for the performance by DTC or its participants of their respective obligations, including obligations that they have under the rules and procedures that govern their operations.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the ROARS is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, Internal Revenue Service ("IRS") rulings and pronouncements and administrative and judicial decisions currently in effect, all of which are subject to change (possibly with retroactive effect) or possible differing interpretations. This summary deals only with ROARS held by initial holders as capital assets as defined in the Code and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, dealers in securities or currencies, persons holding ROARS as a hedge against currency risk or as a position in a "straddle" or conversion transaction, or persons whose functional currency is not the U.S. dollar.

    PROSPECTIVE INVESTORS CONSIDERING THE PURCHASE OF THE ROARS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE ROARS ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

    As used herein, the term "U.S. Holder" means a beneficial owner of ROARS that is for United States federal income tax purposes (1) a citizen or resident of the United States, (2) a corporation, partnership or other entity treated as a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision thereof (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), (3) an estate the income of which is subject to United States federal income tax regardless of its source, or (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. As used herein, the term "non-U.S. Holder" means a beneficial owner of a ROARS that is not a U.S. Holder.

    The United States federal income tax treatment of debt obligations such as ROARS is not entirely certain. Because the ROARS are subject to mandatory tender on the Remarketing Date, we intend to treat the ROARS as maturing on the Remarketing Date in computing any original issue discount for United States federal income tax purposes. Based on such treatment, interest on the ROARS should constitute "qualified stated interest" and generally should be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or received, in accordance with the U.S. Holder's regular method of tax accounting. Under the foregoing, if the ROARS are issued to the U.S. Holder at par value or the excess of par value over the issue price does not exceed a statutory DE MINIMIS amount (generally 1/4 of 1% of the ROARS' stated redemption price at the Remarketing Date multiplied by the number of complete years to the Remarketing Date from its issue date), the ROARS will not be treated as having original issue discount. If the ROARS are issued at a discount greater than the statutory DE MINIMIS amount, a Holder will include original issue discount in income as ordinary interest for United States federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of the U.S. Holder's regular method of tax accounting.

    Under the foregoing treatment, upon the sale, exchange or retirement of a ROARS, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the ROARS. A U.S. Holder's adjusted tax basis in a ROARS generally will equal such U.S. Holder's initial investment in the ROARS increased by any original issue discount included in income and decreased by the amount of any payments, other than qualified stated interest payments, received with respect to the ROARS. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the ROARS are held by the U.S. Holder for more than one year on the date of disposition.

    There can be no assurance that the IRS will agree with our treatment of the ROARS, and it is possible that the IRS could assert another treatment. For instance, it is possible that the IRS could seek to treat the ROARS as maturing on their stated maturity date. In the event the ROARS were treated as maturing on their stated maturity date for United States federal income tax purposes, the ROARS would be treated as having contingent interest under the Code. In such event, under Treasury regulations governing debt instruments that provide for contingent payments, we would be required to construct a projected payment schedule for the ROARS, based upon our current borrowing costs for our comparable debt instruments, from which an estimated yield on the ROARS would be calculated. A U.S. Holder would be required to include in income original issue discount in an amount equal to the product of the adjusted issue price of the ROARS at the beginning of each interest accrual period and the estimated yield of the ROARS. In general, for these purposes, a ROARS' adjusted issue price would equal the ROARS' issue price increased by the original issue discount previously accrued on the ROARS, and reduced by all payments made on the ROARS. As a result of such a calculation, a U.S. Holder might be required to include original issue discount in income in excess of actual cash payments received for certain taxable years. Also, the character of any gain or loss, upon the sale or exchange of a ROARS (including a sale pursuant to the mandatory tender on the Remarketing Date) by a U.S. Holder, will likely differ if the ROARS were treated as contingent payment obligations. Any such taxable gain generally would be treated as ordinary income. Any such taxable loss generally would be ordinary to the extent of previously accrued original issue discount, and any excess would generally be treated as capital loss.

NON-U.S. HOLDERS

    A non-U.S. Holder will not be subject to United States federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a ROARS, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of the Company, a controlled foreign corporation related to the Company through stock ownership or a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business. To qualify for the exemption from taxation, a non-U.S. Holder must provide a statement signed by the beneficial owner of the ROARS under penalties of perjury that certifies that such owner is not a U.S. Holder and provides the name and address of the beneficial owner.

    Any gain or income realized by non-U.S. Holders upon the sale, exchange, retirement or other disposition of ROARS generally will not be subject to United States federal income tax unless (i) such gain or income is effectively connected with the conduct of a trade or business in the United States of the non-U.S. Holder or (ii) in the case of a non-U.S. Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met.

    ROARS beneficially owned by an individual who at the time of death is not a United States citizen or resident will not be subject to the United States federal estate tax as a result of such individual's death, PROVIDED that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and PROVIDED that the interest payments with respect to such ROARS would not have been, if received at the time of such individual's death, effectively connected with the conduct of a United States trade or business by such individual.

BACKUP WITHHOLDING

    Backup withholding of United States federal income tax at a rate of 31% may apply to payments made in respect of the ROARS to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the ROARS to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for non-U.S. Holders.

    Upon the sale of ROARS to or through a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder and certain other conditions are met. Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status and certain other conditions are met. Certification of the registered owner's non-U.S. status would be made normally on an IRS form under penalties of perjury.

    Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States federal income tax, provided the required information is furnished to the IRS.

FINAL WITHHOLDING REGULATIONS

    The Treasury Department recently issued final Treasury regulations (the "Final Regulations") which make certain modifications to the withholding, backup withholding and information reporting rules described above. In general, the Final Regulations do not significantly alter the substantive withholding and information reporting requirements but unify certification procedures and terms and clarify reliance standards. The Final Regulations will generally be effective for payments made on or after January 1, 2001 subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the Final Regulations.

UNDERWRITING

    Subject to the terms and conditions stated in the purchase agreement dated December 15, 2000 among us and the underwriters named below, we have agreed to sell to each of the underwriters and each of the underwriters has severally agreed to purchase, the principal amount of ROARS set forth opposite the name of such underwriter:

                                  PRINCIPAL AMOUNT
UNDERWRITERS                          OF ROARS
------------                      ----------------
Banc of America Securities
  LLC...........................    $ 88,230,000
Lehman Brothers Inc.............      53,630,000
Salomon Smith Barney Inc........      10,380,000
Scotia Capital (USA) Inc........      10,380,000
SunTrust Equitable Securities
  Corporation...................      10,380,000
                                    ------------

    Total.......................    $173,000,000

    The underwriting agreement provides that the obligations of the several underwriters to purchase the ROARS included in this offering are subject to approval of a number of legal matters by counsel and to some other conditions. The underwriters are obligated to purchase all of the ROARS if they purchase any of the ROARS.

    The underwriters propose to offer the ROARS directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at the public offering price less a concession not in excess of 0.15% of the principal amount of the ROARS. The underwriters may allow, and such dealers may reallow, a discount not in excess of 0.10% of the principal amount of the ROARS on sales to certain other dealers. After the initial offering of the ROARS to the public, the public offering price and such concessions may be changed by the underwriters.

    We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which they may be required to make.

    We will not offer or sell, without the prior consent of the underwriters, any of our other debt securities which are substantially similar to the ROARS within 10 Business Days after the closing of this offering.

    The ROARS are a new issue of securities with no established trading market. We do not intend to apply for listing of the ROARS on any securities exchange or for quotation through any inter-dealer quotation system. We have been advised by the underwriters that they intend to make a market in the ROARS as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the ROARS, and any market making may be discontinued at any time without notice. No assurances can be given as to the liquidity of, or trading market for, the ROARS.

    In connection with the offering, Banc of America Securities LLC, on behalf of the underwriters, may purchase and sell ROARS in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of ROARS in excess of the principal amount of the ROARS to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involves purchases of the ROARS in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of ROARS made for the purpose of preventing or retarding a decline in the market price of the ROARS while the offering is in progress.

    The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Banc of America Securities LLC, in covering syndicate short positions or making stabilizing purchases, repurchases ROARS originally sold by that syndicate member.

    Any of these activities may cause the price of the ROARS to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

    We estimate that our total expenses of this offering will be $250,000.

    The Remarketing Dealers will pay to us 2.40% of the aggregate principal amount of the ROARS as consideration for the right to repurchase the ROARS at 100% of their aggregate principal amount on the first Remarketing Date.

    If the Remarketing Dealers purchase the ROARS on the first Remarketing Date and subsequently offer the ROARS for resale, the resale of the ROARS may have to be registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended. If the resale of the ROARS has to be registered, we have agreed to pay the expenses incident to such a registration.

    The underwriters and their affiliates may have performed certain investment banking or commercial banking transactions on our behalf from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services on our behalf in the ordinary course of their business.

                                                                          [LOGO]

$173,000,000

                                              Baltimore Gas and Electric Company
                                                          39 W. Lexington Street
MEDIUM TERM NOTES
                                                       Baltimore, Maryland 21201
SERIES I
                                                                  (410) 234-5000
--------------------------------------------------------------------------------

 P        R        O        S        P        E        C       T       U       S
--------------------------------------------------------------------------------

This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may, from time to time, sell the notes described in this prospectus in one or more offerings up to a total dollar amount of $173,000,000. We will receive between $171,702,500 and $172,783,750 of the proceeds from the sale of the notes (99.25%
- 99.875% on a per note basis), after paying the agents' commissions of between $216,250 and $1,297,500 (0.125% - 0.75% on a per note basis).

This prospectus provides you with a general description of the notes we may offer. Each time we sell notes, we will provide a pricing supplement (which may also be referred to as a prospectus supplement) that will contain specific information about the terms of that offering. The supplement may also add, update or change information contained in this prospectus.

THIS INVESTMENT INVOLVES CERTAIN RISKS. PLEASE REFER TO THE DISCUSSION OF RISK FACTORS ON PAGE 4.

--------------------------------------------------------------------------------

WE URGE YOU TO CAREFULLY READ THIS PROSPECTUS AND THE PRICING SUPPLEMENT WHICH WILL DESCRIBE THE SPECIFIC TERMS OF THE OFFERING TOGETHER WITH ADDITIONAL INFORMATION DESCRIBED UNDER THE HEADING WHERE YOU CAN FIND MORE INFORMATION BEFORE YOU MAKE YOUR INVESTMENT DECISION.
--------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                LEHMAN BROTHERS

BANC OF AMERICA SECURITIES LLC                              GOLDMAN, SACHS & CO.

                                     AGENTS

                                OCTOBER 18, 2000

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
FORWARD LOOKING STATEMENTS..................................      3

BALTIMORE GAS AND ELECTRIC COMPANY..........................      4

RISK FACTORS................................................      4

PRICING SUPPLEMENT..........................................      5

USE OF PROCEEDS.............................................      5

RATIO OF EARNINGS TO FIXED CHARGES..........................      6

DESCRIPTION OF THE NOTES....................................      6

PLAN OF DISTRIBUTION........................................     17

LEGAL OPINIONS..............................................     18

EXPERTS.....................................................     18

WHERE YOU CAN FIND MORE INFORMATION.........................     18

                           FORWARD-LOOKING STATEMENTS

We make statements in this prospectus and the documents we incorporate by reference that are considered forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Sometimes these statements will contain words such as "believes," "expects," "intends," "plans" and other similar words. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. These risks, uncertainties and factors include, but are not limited to:

- general economic, business and regulatory conditions;

- energy supply and demand;

- competition;

- federal and state regulations;

- availability, terms and use of capital;

- environmental issues;

- weather;

- implications of the restructuring order issued by the Maryland Public Service Commission (Md. PSC) regarding electric deregulation including the outcome of the appeal of the order;

- loss of revenues due to customers choosing alternative suppliers;

- inability to recover all costs associated with providing electric retail customers service during the electric rate freeze period; and

- implications from the transfer of BGE's generation assets to non-regulated subsidiaries of Constellation Energy Group, Inc., BGE's parent, including, the outcome of the appeal of the Md. PSC's order regarding the asset transfer.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. Please see the documents we incorporate by reference for more information on these factors. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus.

BALTIMORE GAS AND ELECTRIC COMPANY

BGE, a wholly-owned subsidiary of Constellation Energy Group, Inc., ("Constellation Energy") is a regulated energy delivery company transmitting and distributing electricity throughout a 2,300-square-mile service territory and distributing natural gas throughout a 600-square-mile service territory in Central Maryland. Effective on July 1, 2000 electric customer choice and competition among electric suppliers was implemented in Maryland. For a more detailed discussion of the Maryland law authorizing customer choice and competition, and the Maryland Public Service Commission order (Restructuring Order) that resolved major issues surrounding electric restructuring, please refer to our Annual Report on Form 10-K. See WHERE YOU CAN FIND MORE INFORMATION.

As part of the implementation of electric customer choice and competition in Maryland, our generating assets were deregulated. As a result, on July 1, 2000, we transferred, at book value, all of our nuclear and fossil generating assets, including ownership in two coal plants and a hydroelectric plant located in Pennsylvania to nonregulated subsidiaries of Constellation Energy. In total, these generating assets represent about 6,240 megawatts of generation capacity with a total net book value at June 30, 2000 of approximately $2.4 billion. The electric generation portion of our business represented about one-half of our operating income. In addition, on July 1, 2000 the electric fuel rate was discontinued.

Under the Restructuring Order, we will provide electricity (standard offer service) to customers at fixed rates over various time periods until June 30, 2006 if they do not choose an alternate supplier. A Constellation Energy nonregulated subsidiary will provide us with the energy and capacity required to meet our standard offer service obligations at fixed prices for the first three years of the transition period. Standard offer service will be competitively bid thereafter.

We also transferred approximately $278 million of our tax exempt debt to nonregulated subsidiaries of Constellation Energy related to the transferred assets. In addition, we received $366 million in unsecured promissory notes. Repayment of the notes by a nonregulated subsidiary of Constellation Energy have been and will be used exclusively to service certain long-term debt of BGE. We also transferred equity associated with the generating assets to Constellation Energy's nonregulated subsidiaries. Our fossil fuel and nuclear fuel inventories, materials and supplies, and certain power purchase contracts were also transferred.

On August 14, 2000, we filed a Form 10-Q for the quarter ended June 30, 2000 with the Securities and Exchange Commission which contains pro forma financial information on the potential impact of the transfer of our generating assets. See WHERE YOU CAN FIND MORE INFORMATION. We cannot estimate the impact on our business of the increased financial risks associated with electric customer choice and competition and the transfer of our generating assets. However, both will have a material impact on our future financial results.

RISK FACTORS

Lower Revenues. Under deregulation, until our customers choose an alternate supplier for electricity, we will continue to provide electricity to them under our standard offer service. Once customers begin to choose alternate suppliers, our revenues from the sale of electricity will decline. Therefore at some point in the future, our revenues will come primarily from the delivery service we provide to our gas and electric customers. No assurance can be given as to the amount of revenues we will earn in the future, which will be affected by the electric rate freeze discussed below and also by the same primary influences that affect our revenues today:

- the rates approved by the Md. Public Service Commission that we are allowed to charge our customers for the services we provide;

- the weather;

- the number of customers;

- the amount each customer uses; and

- competition.

Electric Rate Freeze. On July 1, 2000, our annual residential rates decreased by approximately $54 million and will be frozen at that level until June 30, 2006. While commercial and industrial customer rates were not reduced, these customers have up to 4 service options by which to fix electric rates and transition charges for a period that generally ranges from 4 to 6 years. Electric delivery service rates for commercial and industrial customers will be frozen for a 4-year period.

As a result, during the electric rate freeze periods, we may not be able to recover from our ratepayers any additional costs associated with providing them service. Once the electric rate freeze periods are over, we are free to reexamine our rate structure and, if appropriate, file with the Md. PSC for a change in the applicable rates.

Market Price Risk on Standard Offer Service. Until June 30, 2006, we are required to provide electricity (standard offer service) at prices fixed by the Md. PSC to our residential customers (and for up to 4 years to commercial and industrial customers depending on what service option they choose) who do not choose an alternate supplier. A nonregulated subsidiary of Constellation Energy will provide us with the energy and capacity required to meet our standard offer service obligations at fixed prices for the first three years of the transition period (until June 30, 2003). As a result, we will not bear any market price risk of providing standard offer service during this time. Thereafter, we will competitively bid the energy and capacity for providing standard offer service and will be subject to market price risk. As a result, during the last 3 years of the transition period and thereafter we may be unable to purchase the electricity we must provide at prices equal to or below the price at which we can sell the electricity to our customers.

PRICING SUPPLEMENT

The pricing supplement, which may also be called a prospectus supplement, for each offering of notes will contain the specific information and terms for that offering. The pricing supplement may also add, update or change information contained in this prospectus. It is important for you to consider the information contained in this prospectus and the pricing supplement in making your investment decision.

USE OF PROCEEDS

Based on our current plans and estimates, the net proceeds from the sale of the notes will be used for general corporate purposes relating to our utility business, including repayment of commercial paper borrowings used to finance construction, other capital expenditures and operations. If we do not use the net proceeds immediately, we temporarily invest them in short-term, interest-bearing obligations.

For current information on our commercial paper balances and average interest rate, see our most recent Form 10-K and 10-Q. See WHERE YOU CAN FIND MORE INFORMATION.

                       RATIO OF EARNINGS TO FIXED CHARGES

The Ratio of Earnings to Fixed Charges for each of the periods indicated is as follows:

                            TWELVE MONTHS ENDED
----------------------------------------------------------------------------
      JUNE 30,                              DECEMBER 31,
---------------------   ----------------------------------------------------
        2000              1999       1998       1997       1996       1995
        ----            --------   --------   --------   --------   --------
        3.40              3.45       2.94       2.78       3.10       3.21

For current information on the Ratio of Earnings to Fixed Charges, please see our most recent Form 10-K and 10-Q. See WHERE YOU CAN FIND MORE INFORMATION.

DESCRIPTION OF THE NOTES

GENERAL

We will issue the notes under an indenture between us and The Bank of New York, dated as of July 1, 1985 as supplemented on October 1, 1987 and January 26, 1993. The indenture is a contract between us and The Bank of New York acting as trustee. The trustee has two main roles. First, the trustee can enforce your rights against us if an "Event of Default" described below occurs. Second, the trustee performs certain administrative duties for us.

The indenture is summarized below. Because it is a summary, it does not contain all of the information that may be important to you. We have filed the indenture and its supplements with the SEC, and we suggest that you read it. You especially need to read the indenture to get a complete understanding of your rights and our obligations under the provisions described in EVENT OF DEFAULT; MODIFICATION OF INDENTURE; AND CONSOLIDATION, MERGER OR SALE. See WHERE YOU CAN FIND MORE INFORMATION on how to locate the indenture and the supplements. You may also review the indenture at the Trustee's offices at 101 Barclay Street, New York, New York.

The specific terms of each series of notes will be described in the particular pricing supplement relating to that series. The pricing supplement may or may not modify the general terms found in this prospectus and will be filed with the SEC. For a complete description of the terms of a particular series of notes, you should read both this prospectus and the pricing supplement relating to that series.

The indenture does not limit the amount of notes that may be issued. Each series of notes may differ as to their terms. For current information on our debt outstanding see our most recent Form 10-K and 10-Q. See WHERE YOU CAN FIND MORE INFORMATION.

The notes are unsecured and will rank equally with all our unsecured indebtedness. The notes will be denominated in U.S. dollars and we will pay principal and interest in U.S. dollars. The notes will not be subject to any conversion, amortization, or sinking fund. It is anticipated that the notes will be "book-entry," represented by a permanent global note registered in the name of The Depository Trust Company, or its nominee. However, we reserve the right to issue notes in certificate form registered in the name of the noteholders.

In the discussion that follows, whenever we talk about paying principal on the notes, we mean at maturity, redemption or repurchase. Also, in discussing the time for notices and how the different interest rates are calculated, all times are New York City time, unless otherwise noted.

The following terms may apply to each note as specified in the applicable pricing supplement and the note. The applicable pricing supplement will describe the terms for the notes including: interest rate, maturity date, remarketing provisions, our right to redeem notes, the holders' right to tender notes, and any other provisions.

REDEMPTIONS

We may redeem notes at our option. Notes may be redeemable in whole or in part in increments of $1,000 upon no more than 60, and not less than 30 days prior notice. If we do not redeem all the notes of a series at one time, the Trustee selects the notes to be redeemed in a manner it determines to be fair.

REPURCHASES

The noteholder may have the right to cause us to repurchase the notes. We will repurchase the notes in whole or in part in increments of $1,000. The method for repurchases differs for book-entry and certificate notes, and is discussed later in this section, DESCRIPTION OF THE NOTES.

REMARKETED NOTES

We may issue notes with remarketing features that allow holders the option to sell their notes back to us. In turn, we have the option to retire these notes or remarket and sell them to new holders.

BOOK-ENTRY NOTES--REGISTRATION, TRANSFER, AND PAYMENT OF INTEREST AND PRINCIPAL

Book-entry notes of a series will be issued in the form of a global note that will be deposited with The Depository Trust Company, New York, New York ("DTC"). This means that we will not issue certificates to each holder. One global note will be issued to DTC who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a certificate note, a global note may not be transferred; except that DTC, its nominees, and their successors may transfer a global note as a whole to one another.

Beneficial interests in global notes will be shown on, and transfers of global notes will be made only through, records maintained by DTC and its participants.

DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participant's accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., The American Stock Exchange, LLC and the National Association of Securities Dealers, Inc.

We will wire principal and interest payments to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global notes for all purposes. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global notes to owners of beneficial interests in the global notes.

It is DTC's current practice, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global notes as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with notes on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global notes, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with notes held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the Trustee or us.

Notes represented by a global note will be exchangeable for certificate notes with the same terms in authorized denominations only if:

- DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

- We determine not to require all of the notes of a series to be represented by a global note and notify the Trustee of our decision.

BOOK-ENTRY NOTES--METHOD OF REPURCHASE

Participants, on behalf of the owners of beneficial interests in the global notes, may exercise the repurchase option by delivering written notice to our paying agent at least 30, but no more than 60, days prior to the date of repurchase. The paying agent, The Bank of New York, must receive notice by 5:00 p.m. on the last day for giving notice. Procedures for the owners of beneficial interests in global notes to notify their participants of their desire to have their note repurchased will be governed by the customary practices of the participant. The written notice to the paying agent must state the principal amount to be repurchased. It is irrevocable and a duly authorized officer of the participant (with signatures guaranteed) must sign it.

CERTIFICATE NOTES--REGISTRATION, TRANSFER, AND PAYMENT OF INTEREST AND PRINCIPAL

If we issue certificate notes, they will be registered in the name of the noteholder. The notes may be transferred or exchanged, pursuant to administrative procedures in the indenture, without the payment of any service charge (other than any tax or other governmental charge) by contacting the paying agent.

Holders of over $5 million in principal amount of notes can request that payment of principal and interest be wired to them by contacting the paying agent at the address set forth above at least one business day prior to the payment date. Otherwise, payments will be made by check.

CERTIFICATE NOTES--METHOD OF REPURCHASE

Noteholders desiring to exercise their repurchase option must notify the paying agent at least 30 but not more than 45 days prior to the repayment date by providing the bank:

- the note, with the section entitled "Option to Elect Repayment" on the reverse of the note completed; or

- a fax or letter (first class, postage prepaid) from a member of a national securities exchange, the National Association of Securities Dealers, or a bank or trust company in the United States which states the following:

      -  the name of the holder;

      -  the principal amount of the note and the amount to be repurchased;

      - the certificate number or the maturity and a description of the terms of the note;

      -  a statement that you wish to sell all or a portion of your note; and

- A guaranty that the note with the section entitled "Option to Elect Repayment" on the reverse of the note completed, will be received by the paying agent within 5 business days.

The note and form must be received by the paying agent by such 5th business day. Your notice of repurchase is irrevocable.

If you sell a portion of a note, the old note will be canceled and a new note for the remaining principal amount will be issued to you.

INTEREST RATE

GENERAL

The interest rate on the notes will either be fixed or floating. The interest paid will include interest accrued to, but excluding, the date of maturity, redemption or repurchase. Interest is generally payable to the person in whose name the note is registered at the close of business on the record date before each interest payment date. Interest payable at maturity, redemption, or repurchase, however, will be payable to the person to whom principal is payable.

The first interest payment on any note originally issued between a record date and interest payment date or on an interest payment date will be made on the interest payment date after the next record date. Interest payments, other than those payable at maturity, redemption or repurchase will be paid, at our option, by check or wire transfer.

FIXED RATE NOTES

Each pricing supplement will designate the fixed rate of interest payable on a note. Interest will be paid May 1 and November 1, and upon maturity, redemption or repurchase. If any payment date falls on a day that is not a Business Day (defined below), payment will be made on the next Business Day and no additional interest will be paid. The record dates for such notes will be April 15 (for interest to be paid on May 1) and October 15 (for interest to be paid on November 1). Interest payments will be the amount of interest accrued to, but excluding, each May 1 and November 1. Interest will be computed using a 360-day year of twelve 30-day months.

"BUSINESS DAY" means any day other than a Saturday or Sunday that (a) is not a day on which banking institutions in the state of Maryland, or in New York, New York, are authorized or obligated by law or executive order to be closed, and
(b) with respect to floating rate notes with a LIBOR interest rate formula only, is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

FLOATING RATE NOTES

GENERAL

Each floating rate note will have an interest rate formula. The formula may be based on:

- the commercial paper rate;

- the prime rate;

- the CD rate;

- the federal funds effective rate;

- the LIBOR;

- the Treasury rate;

- the CMT rate; or

- another index to be described in the applicable pricing supplement.

The interest rate for each interest period will be based on the formula plus a spread or multiplied by a spread multiplier, if any, as indicated in the applicable pricing supplement. In addition, any floating rate note may have a maximum or minimum interest rate limitation.

DATE OF INTEREST RATE CHANGE

The interest rate on each floating rate note may be reset daily, weekly, monthly, quarterly, semi-annually, or annually based on the Index Maturity for the interest rate formula as specified in the applicable pricing supplement. "INDEX MATURITY" means the period to maturity on the referenced floating interest rate contract on which the interest rate formula is based. The specific dates on which the interest rate will reset (Interest Reset Date) will be specified in the applicable pricing supplement and will be:

- for notes which reset daily, each Business Day;

- for notes (other than Treasury rate notes) which reset weekly, the Wednesday of each week;

- for Treasury rate notes which reset weekly, the Tuesday of each week;

- for notes which reset monthly, the third Wednesday of each month;

- for notes which reset quarterly, the third Wednesday of March, June, September and December;

- for notes which reset semi-annually, the third Wednesday of the two months of each year indicated in the applicable pricing supplement; and

- for notes which reset annually, the third Wednesday of the month of each year indicated in the applicable pricing supplement.

The initial interest rate or interest rate formula on each note effective until the first Interest Reset Date will be indicated in the applicable pricing supplement. Thereafter, the interest rate will be the rate determined on the next Interest Determination Date, as explained below. Each time a new interest rate is determined, it will become effective on the subsequent Interest Reset Date. If any Interest Reset Date is not a Business Day, then the Interest Reset Date will be postponed to the next Business Day. However, in the case of a LIBOR note, if the next Business Day is in the next calendar month, the Interest Reset Date will be the immediately preceding Business Day.

WHEN INTEREST RATE IS DETERMINED

The interest rate for all notes (except Treasury rate notes) will be the rate determined on the second Business Day before the Interest Reset Date (Interest Determination Date).

The Interest Determination Date for Treasury rate notes will be the day of the week in which the Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on Tuesday. However, the auction may be held on the preceding Friday. If an auction is held on the preceding Friday, that day will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next week. If an auction date falls on any Interest Reset Date then the Interest Reset Date will instead be the first Business Day immediately following the auction date.

The Bank of New York, or its successor (Calculation Agent), will calculate the interest rate on the tenth day or if not a business day, the next business day, after the related Interest Determination Date (Calculation Date) for all floating rate notes except LIBOR notes. For LIBOR notes the Calculation Date will be the Interest Determination Date.

Upon request, the Calculation Agent will provide the current interest rate and, if different, the interest rate which will become effective on the next Interest Reset Date.

WHEN INTEREST IS PAID

Interest is paid as follows:

- for notes which reset daily or weekly, on the third Wednesday of March, June, September and December;

- for notes which reset monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December (as indicated in the applicable pricing supplement);

- for notes which reset quarterly, on the third Wednesday of March, June, September, and December;

- for notes which reset semi-annually, on the third Wednesday of the two months specified in the applicable pricing supplement;

- for notes which reset annually, on the third Wednesday of the month specified in the applicable pricing supplement; and

- at maturity, redemption or repurchase.

If interest is payable on a day which is not a Business Day, payment will be postponed to the next Business Day. However, for LIBOR notes, if the next Business Day is in the next calendar month, interest will be paid on the preceding Business Day.

The record date will be 15 calendar days prior to each day interest is paid, whether or not such day is a Business Day.

The interest payable will be the amount of interest accrued to, but excluding, the interest payment date. However, for notes on which the interest resets daily or weekly, the interest payable will include interest accrued to and including the record date prior to the interest payment date. If the interest payment date is also a day that principal is due, the interest payable will include interest accrued to, but exclude, the date of maturity, redemption or repurchase.

The accrued interest for any period is calculated by multiplying the principal amount of a note by an accrued interest factor. The accrued interest factor is computed by adding the interest factor calculated for each day in the period to the date for which accrued interest is being calculated. The interest factor (expressed as a decimal rounded upwards if necessary, as described below) is computed by dividing the interest rate (expressed as a decimal rounded upwards if necessary) applicable to such date by 360, unless the notes are Treasury rate notes or CMT rate notes in which case it will be divided by the actual number of days in the year.

All percentages resulting from any calculation of floating rate notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655) and 9.876544%
(or .09876544) being rounded to 9.87654% (or .0987654)), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards).

COMMERCIAL PAPER RATE NOTES

Each commercial paper rate note will bear interest at the rate (calculated with reference to the Commercial Paper Rate and the spread and/or spread multiplier, if any) specified on the commercial paper rate note and in the applicable pricing supplement.

"Commercial Paper Rate" means, with respect to any Commercial Paper Interest Determination Date, the Money Market Yield (calculated as described below) of the rate on such date for commercial paper having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the heading "Commercial Paper." "H.15(519)" means the weekly statistical release entitled "Statistical Release H.15(519), Selected Interest Rates," or any successor publication, published by the Board of Governors of the Federal Reserve System.

The "MONEY MARKET YIELD" is the yield (expressed as a percentage rounded upwards, if necessary, to the next higher one-hundred thousandth of a percentage point) calculated in accordance with the following formula:

Money Market Yield =

  D X 360                       X 100
------------
360 - (D X M)

where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the period for which interest is being calculated.

The following procedures will occur if the rate cannot be set as described above:

(a) If that rate is not published in H.15(519) prior to 9:00 A.M. on the Calculation Date, then the Commercial Paper Rate will be the Money Market Yield of the rate on the Commercial Paper Interest Determination Date for commercial paper having the Index Maturity specified in the applicable pricing supplement as published in Composite Quotations under the heading "Commercial Paper."

"COMPOSITE QUOTATION" means the daily statistical release entitled "Composite 3:30 P.M. Quotations for U.S. Government Securities," or any successor publication, published by The Federal Reserve Bank of New York.

(b) If the rate is not published or in Composite Quotations by 3:00 P.M. on the Calculation Date, the Commercial Paper Rate for that Commercial Paper Interest Determination Date will then be calculated by the Calculation Agent in the following manner.

The Commercial Paper Rate will be calculated as the Money Market Yield of the average for the offered rates, as of 11:00 A.M., on that date, of three leading dealers of commercial paper in New York selected for commercial paper having the applicable Index Maturity placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized rating agency.

(c) Finally, if fewer than three dealers are quoting as mentioned, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

PRIME RATE NOTES

Each prime rate note will bear interest at the rate (calculated with reference to the Prime Rate and the spread and/or spread multiplier, if any) specified on the prime rate note and in the applicable pricing supplement.

"Prime Rate" means, with respect to any Prime Rate Interest Determination Date, the rate set forth on such date in H.15(519) under the heading "Bank Prime Loan."

The following procedures will occur if the rate cannot be set as described above:

(a) If that rate is not published in H.15(519) prior to 9:00 A.M. on the Calculation Date, then the Prime Rate will be the average (rounded upwards, if necessary, to the next higher one-hundred thousandth of a percentage point) of the rates of interest publicly announced by each bank that appear on the Reuters Screen USPRIMEONE Page as its prime rate or base lending rate as in effect for that Prime Rate Interest Determination Date.

(b) If fewer than four, but more than one, rates appear on the Reuters Screen USPRIMEONE Page or replacement page, the Prime Rate will be the average of the prime rates (quoted on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on the Prime Rate Interest Determination Date by four major money center banks in New York selected by the Calculation Agent.

(c) If fewer than two rates appear, the Prime Rate shall be determined on the basis of the rates furnished in New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, having total equity capital of at least $500 million and being subject to supervision or examination by a Federal or State authority, as selected by the Calculation Agent.

(d) Finally, if the banks are not quoting as mentioned above, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

CD RATE NOTES

Each CD rate note will bear interest at the rate (calculated with reference to the CD Rate and the spread and/or spread multiplier, if any) specified on the CD rate note and in the applicable pricing supplement.

"CD Rate" means, with respect to any CD Rate Interest Determination Date, the rate on that date for negotiable certificates of deposit having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the heading "CDs (Secondary Market)."

The following procedures will occur if the rate cannot be set as described above:

(a) If that rate is not published in H.15(519) prior to 9:00 A.M. on the Calculation Date, then the CD Rate will be the rate on that

CD Rate Interest Determination Date for negotiable certificates of deposit having the applicable Index Maturity as published in Composite Quotations under the heading "Certificates of Deposit."

(b) If that rate is not published in Composite Quotations by 3:00 P.M. on that Calculation Date, the CD Rate for that CD Interest Determination Date shall be calculated by the Calculation Agent as follows:

The CD Rate will be calculated as the average of the secondary market offered rates, as of 10:00 A.M., of three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money market banks with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement in a denomination of $5,000,000.

(c) Finally, if fewer than three dealers are quoting as mentioned, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

FEDERAL FUNDS EFFECTIVE RATE NOTES

Each federal funds effective rate note will bear interest at the rate (calculated with reference to the Federal Funds Effective Rate and the spread and/or spread multiplier, if any) specified on the federal funds effective rate note and in the applicable pricing supplement.

"Federal Funds Effective Rate" means, with respect to any Federal Funds Effective Interest Determination Date, the rate on such date for Federal Funds as published in H.15(519) prior to 11:00 A.M. under the heading "Federal Funds (Effective)."

The following procedures will occur if the rate cannot be set as described above:

(a) If that rate is not published in H.15(519) prior to 11:00 A.M. on the Calculation Date, then the Federal Funds Effective Rate will be the rate on that Federal Funds Effective Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate."

(b) If that rate is not published in Composite Quotations by 3:00 P.M. on the Calculation Date, the Federal Funds Effective Rate for that Federal Funds Effective Interest Determination Date will be calculated by the Calculation Agent as follows:

The Federal Funds Effective Rate will be the average of the rates, as of 11:00 A.M. on that date, for the last transaction in overnight Federal Funds arranged by three leading brokers of federal funds transaction in New York selected by the Calculation Agent.

(c) Finally, if fewer than three brokers are quoting as mentioned above, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

LIBOR NOTES

Each LIBOR note will bear interest at the rate (calculated with reference to LIBOR and the spread and/or spread multiplier, if any) specified on the LIBOR note and in the applicable pricing supplement.

LIBOR will be determined by the Calculation Agent as follows:

(a) With respect to any LIBOR Interest Determination Date, LIBOR will be determined by either:

(1) the average of the offered rates for deposits of not less than $1,000,000 in U.S. dollars having the Index Maturity specified in the applicable pricing supplement, beginning on the second Business Day immediately after that date, that appear on the Reuters Screen LIBO Page as of 11:00 A.M., London time, on that date, if at least two offered rates appear on the Reuters Screen LIBO Page; or

(2) the rate for deposits in U.S. dollars having the Index Maturity designated in the applicable pricing supplement, beginning on the second

London Business Day immediately after such date, that appears on the Telerate Page 3750 as of 11:00 A.M., London time, on that date.

If neither Reuters Screen LIBO Page nor Telerate Page 3750 is specified in the applicable pricing supplement, LIBOR will be determined as if Telerate Page 3750 had been specified.

In the case where (1) above applies, if fewer than two offered rates appear on the Reuters Screen LIBO Page, or, in the case where (2) above applies, if no rate appears on the Telerate Page 3750, LIBOR for that date will be determined as follows:

(b) LIBOR will be determined based on the rates at approximately 11:00 A.M., London time, on that LIBOR Interest Determination Date at which deposits of not less than $1,000,000 in U.S. dollars having the applicable Index Maturity are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent that in the Calculation Agent's judgment is representative for a single transaction in such market at such time (a "Representative Amount"). The offered rates must begin on the second Business Day immediately after that LIBOR Interest Determination Date.

The Calculation Agent will request the principal London office of each such bank to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for such date will be the average of such quotations.

(c) If fewer than two quotations are provided, LIBOR for that date will be the average of the rates quoted at approximately 11:00 A.M., New York City time, on such date by three major banks in New York, selected by the Calculation Agent. The rates will be for loans in U.S. dollars to leading European banks having the specified Index Maturity beginning on the second Business Day after that date and in a Representative Amount.

(d) Finally, if fewer than three banks are quoting as mentioned, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

TREASURY RATE NOTES

Each Treasury rate note will bear interest at the rate (calculated with reference to the Treasury Rate and the spread and/or spread multiplier, if any) specified on the Treasury rate note and in the applicable pricing supplement.

"Treasury Rate" means, with respect to any Treasury Interest Determination Date, the rate for the most recent auction of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the heading "U.S. Government Securities/Treasury Bills/Auction Average (Investment)."

The following procedures will occur if the rate cannot be set as described above:

(a) If that rate is not published in H.15(519) by 9:00 A.M. on the applicable Calculation Date, the rate will be the auction average rate (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) for such auction as otherwise announced by the United States Department of the Treasury.

(b) If the results of the auction of Treasury bills having the applicable Index Maturity are not published in H.15(519) by 9:00 A.M., or otherwise published or reported as provided above by 3:00 P.M., on the Calculation Date, or if no auction is held in a particular week, then the Treasury Rate shall be calculated by the Calculation Agent as follows:

The rate will be calculated as a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the average of the secondary market bid rates as of approximately 3:30 P.M. on the Treasury Interest Determination Date, of three leading primary United States government securities dealers in New York selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the specified Index Maturity.

(c) Finally, if fewer than three dealers are quoting as mentioned, the rate of interest in effect for the period will be the same as the rate of interest in effect for the prior interest reset period.

CMT RATE NOTES

Each CMT rate note will bear interest at the rate (calculated with reference to the CMT Rate and the Spread or Spread Multiplier, if any) specified on such CMT rate note and in the applicable pricing supplement.

"CMT Rate" means, with respect to any CMT Interest Determination Date, the rate displayed on the Designated CMT Telerate Page under the caption ". . . Treasury Constant Maturities. Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.," under the column for the applicable Index Maturity designated in the applicable pricing supplement for:

(1) if the Designated CMT Telerate Page is 7055, the rate for the applicable CMT Interest Determination Date; or

(2) if the Designated CMT Telerate Page is 7052, the week, or the month, as applicable, ended immediately preceding the week in which the CMT Interest Determination Date occurs.

The following procedures will occur if the rate cannot be set as described above:

(a) If no page is specified in the applicable pricing supplement and on the face of such CMT Rate Note, the Designated CMT Telerate Page shall be 7052, for the most recent week. If such rate is no longer displayed on the relevant page, or if it is not displayed by 3:00 P.M. on the related Calculation Date, then the CMT Rate will be the Treasury constant maturity rate for the applicable Index Maturity as published in the relevant H.15 (519).

(b) If that rate is no longer published in H.15(519), or is not published by 3:00 P.M. on the related Calculation Date, then the CMT Rate for such CMT Interest Determination Date will be the Treasury constant maturity rate for the applicable Index Maturity (or other United States Treasury rate for such Index Maturity for that CMT Interest Determination Date with respect to such Interest Reset Date) as may then be published by either the Federal Reserve Board or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519).

(c) If that information is not provided by 3:00 P.M. on the related Calculation Date, then the CMT Rate for that CMT Interest Determination Date will be calculated by the Calculation Agent as follows:

The rate will be calculated as a yield to maturity, based on the average of the secondary market closing offer side prices as of approximately 3:30 P.M. on that CMT Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in New York selected by the Calculation Agent. These dealers will be selected from five such Reference Dealers.

The Calculation Agent will eliminate the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Note") with an original maturity of approximately the applicable Index Maturity and a remaining term to maturity of not less than such Index Maturity minus one year.

If two Treasury Notes with an original maturity as described in the preceding sentence have remaining terms to maturity equally close to the applicable Index Maturity, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

(d) If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT

Rate for that CMT Interest Determination Date will be calculated by the Calculation Agent as follows:

The rate will be calculated as a yield to maturity based on the average of the secondary market offer side prices as of approximately 3:30 P.M. on that CMT Interest Determination Date of three Reference Dealers in New York selected by the Calculation Agent using the same method described above, for Treasury Notes with an original maturity of the number of years that is the next highest to the applicable Index Maturity with a remaining term to maturity closest to such Index Maturity and in an amount of at least $100 million.

If three or four (and not five) of the Reference Dealers are quoting as described above, then the CMT Rate will be based on the average of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated.

(e) Finally, if fewer than three Reference Dealers are quoting as mentioned, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

EVENT OF DEFAULT

"Event of Default" means any of the following:

- failure to pay the principal of (or premium, if any, on) any note of a series when due and payable;

- failure to pay for 30 days any interest on any note of a series;

- failure to perform or observe any other covenant or agreement in any note of a series or in the indenture in regard to such notes, for 60 days after notice; or

- certain events of insolvency.

An Event of Default for a particular series of notes does not necessarily mean that an Event of Default has occurred for any other series of notes issued under the indenture. If an Event of Default shall have occurred and be continuing the Trustee or the holders of at least 25% of the principal amount of the notes of the series affected by an Event of Default may require us to repay the entire principal of the notes of such series immediately. Subject to certain conditions, this requirement may be rescinded by the holders of at least a majority in aggregate principal amount of the notes of the series.

The Trustee must within 90 days after a default occurs, notify the holders of the notes of the series of the default if we have not remedied it (default is defined to include the events specified above without the grace periods or notice). The Trustee may withhold notice to the holders of such notes of any default (except in the payment of principal or interest) if it in good faith considers such withholding in the interest of the holders. We are required to file an annual certificate with the Trustee, signed by an officer, about any default by us under any provisions of the indenture.

Subject to the provisions of the indenture relating to its duties in case of default, the Trustee shall be under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any holders unless such holders offer the Trustee reasonable indemnity. Subject to the provisions for indemnification and certain other limitations, the holders of a majority in principal amount of the notes of any series may direct the time, method and place of conducting any proceedings for any remedy available to, or exercising any trust or power conferred on, the Trustee with respect to such notes.

MODIFICATION OF INDENTURE

Under the indenture, our rights and obligations and the rights of the holders of any notes may be changed. Any change requires the consent of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding notes of all series to be affected, voting as one class. However, no changes to the terms of payment of principal or interest, or reducing the percentage required for changes, is effective against any holder without its consent.

CONSOLIDATION, MERGER OR SALE

We may not merge or consolidate with any corporation or sell all or substantially all of our assets unless:

- we are the continuing corporation or the successor corporation expressly assumes the payment of principal, and premium, if any, and interest on the notes and the performance and observance of all the covenants and conditions of the indenture binding on us; and

- we, or the successor corporation, are not immediately after the merger, consolidation, or sale in default in the performance of a covenant or condition in the indenture.

PLAN OF DISTRIBUTION

We may sell the notes (a) through agents; (b) through underwriters or dealers; or (c) directly to one or more purchasers.

BY AGENTS

Notes may be sold on a continuing basis through agents designated by us. The agents agree to use their reasonable efforts to solicit purchases for the period of their appointment under the terms of an agency agreement between the agents and us.

For each note and in total, we have set out below the offering price, the compensation we will pay the agents and the proceeds we will receive, before deducting expenses of approximately $150,000 depending on the maturity of the notes they sell.

                                         PER NOTE
                                         --------
Public Offering Price                             100%
Agents' Commissions                     0.125% - 0.75%
Proceeds to BGE
  (before expenses)                   99.875% - 99.25%

                                        TOTAL
                                        -----
Public Offering Price                       $173,000,000
Agents' Commissions                $216,250 - $1,297,500
Proceeds to BGE
  (before expenses)          $172,783,750 - $171,702,500

The agents will not be obligated to make a market in the notes. We cannot predict the amount of trading or liquidity of the notes.

BY UNDERWRITERS

If underwriters are used in the sale, the notes will be acquired by the underwriters for their own account. The underwriters may resell the notes in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the notes will be subject to certain conditions. The underwriters will be obligated to purchase all the notes of the series offered if any of the notes are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

DIRECT SALES

We may also sell notes directly. In this case, no underwriters or agents would be involved.

GENERAL INFORMATION

In connection with sales by an agent or an underwritten offering, the SEC rules permit the underwriters or agents to engage in transactions that stabilize the price of the notes. These transactions may include purchases for the purpose of fixing or maintaining the price of the notes.

The underwriters or agents may create a short position in the notes in connection with the offering. That means they sell a larger principal amount of the notes than is shown on the cover page of the prospectus or the applicable pricing supplement. If they create a short position, the underwriters or agents may purchase notes in the open market to reduce the short position.

If the underwriters or agents purchase the notes to stabilize the price or to reduce their short position, the price of the notes could be higher than it might be if they had not made such purchases. The underwriters or agents make no representation or prediction about any effect that the purchases may have on the price of the notes. These transactions may be effected on the open market and may be discontinued at any time.

Underwriters, dealers, and agents that participate in the distribution of the notes may be underwriters as defined in the Securities Act of 1933 (the "Act"), and any discounts or commissions received by them from us and any profit on the resale of the notes by them may be treated as underwriting discounts and commissions under the Act.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

One of Constellation Energy's subsidiaries, Constellation Power Source, has an exclusive arrangement with a subsidiary of Goldman, Sachs & Co. to serve as an advisor for power marketing and related risk management services. In addition, Constellation Enterprises, Inc., has an ownership interest in Orion Power Holdings, Inc. with an affiliate of Goldman, Sachs & Co. to acquire electric generating plants in the United States and Canada. An agent, underwriter, or dealer may engage in transactions with, or perform services for us, Constellation Energy or its other subsidiaries in the ordinary course of its business.

LEGAL OPINIONS

One of our lawyers will issue an opinion regarding certain legal matters in connection with the notes offered pursuant to this prospectus. Cahill Gordon & Reindel, New York, NY will issue an opinion for any underwriters, dealers or agents. Cahill Gordon & Reindel will rely on the opinion of our lawyers as to matters of Maryland law and the applicability of the Public Utility Holding Company Act of 1935.

EXPERTS

The financial statements and financial statement schedule incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Constellation Energy Group, Inc. and Baltimore Gas and Electric Company for the year ended December 31, 1999 and the audited historical financial statements included on pages 27-38 of Constellation Energy Group, Inc. and Baltimore Gas and Electric's Report on Form 8-K dated February 15, 2000 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND
MORE INFORMATION

BGE jointly files annual, quarterly and special reports, and other information with its parent Constellation Energy. BGE may file proxy statements with the SEC. You may read and copy any document filed by BGE at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information, regarding companies (including BGE) that file documents with the SEC electronically. BGE's SEC filings may also be obtained from Constellation Energy's web site at http://www.constellationenergy.com. The addresses for both the SEC's and Constellation Energy's website are inactive textual references only, and the contents of those sites (other than the documents incorporated by reference as set forth below) are not part of this prospectus.

This prospectus is part of a registration statement we filed with the SEC. In addition, the SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will

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
automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all the notes.

- Constellation Energy and BGE's Annual Report on Form 10-K for the year ended December 31, 1999.

- Constellation Energy and BGE's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000.

- Constellation Energy and BGE's current reports on Form 8-K filed February 15, 2000, March 17, 2000, and July 7, 2000.

Any person, including any beneficial owner, may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

    Baltimore Gas and Electric Company
    Shareholder Services
    39 W. Lexington Street
    Baltimore, Maryland 21201
    410-783-5920

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these notes in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

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
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                                  $173,000,000

                                     [LOGO]

                       BALTIMORE GAS AND ELECTRIC COMPANY

        6.75% REMARKETABLE OR REDEEMABLE SECURITIES (ROARS-SM-) DUE 2012
                     (REMARKETING DATE: DECEMBER 15, 2002)

                             ---------------------

                             PROSPECTUS SUPPLEMENT

                               DECEMBER 15, 2000
                          ---------------------------

                         Banc of America Securities LLC
                                Lehman Brothers
                              Salomon Smith Barney
                                 Scotia Capital
                   SunTrust Equitable Securities Corporation

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